Exhibit 10.13

451 Jackson Street	Telephone 415.364.0300
San Francisco, California 94111.1615	Facsimile 415.364.0333

February 9, 2004

Design Within Reach

225 Bush Street

San Francisco, CA 94108

Re: 455 Jackson Street, San Francisco, CA 94111

This letter will serve to extend the terms of the current sublease of 455 Jackson Street between Design Within Reach and Jesse.Hansen&Co., LLC. Thereafter, the lease will be on a month-by-month basis.

•	The master lease expiration date is May 31, 2009.

•	From June 1, 2004 the total monthly rent shall be Eight Thousand Five Hundred Dollars ($8,500.00),

•	June 1, 2005, June 1, 2006, June 1, 2007 and June 1, 2008 the monthly rent shall be increased, but never decreased, by the sum equal to reflect the proportional percentage change in the U.S. Consumer Price Index, all item, U.S. Bureau of Labor Statistics, 1982-1984=100, San Francisco/Oakland/San Jose Area Average, over the previous twelve (12) months. If the CPI is revised so as to be based on different average years or other factors, or if it is no longer issued of published, the parties shall use such other index as is then generally recognized and accepted for similar determinations of purchasing power. If the parties are unable to agree on any index which will most likely carry out the intent hereof, such index shall be selected by the Presiding Judge of the Superior Court of the State of California in and for the City and County of San Francisco.

•	A single toilet at 455 Jackson Street will be replaced by 2/29/2004.

•	All work described above shall be complete by a Licensed Contractor.

•	Article 35 is hereby deleted in its entirety.

All other terms and conditions of the master lease, by which you will continue to be bound, shall remain unchanged.

Sincerely,

/s/ James G. Williamson

James G. Williamson

Accepted:

/s/ David Barnard	5/11/04

Design Within Reach	Date